Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

ARTG - Q4 2009 Art Technology Group Earnings Conference Call

Event Date/Time: Feb. 01. 2010 / 3:00PM GMT

C O R P O R A T E     P A R T I C I P A N T S
Kim Maxwell
Art Technology Group - Director, IR
Bob Burke
Art Technology Group - President & CEO
Julie Bradley
Art Technology Group - CFO
C O N F E R E N C E     C A L L     P A R T I C I P A N T S
Shyam Patil
Raymond James - Analyst
Michael Huang
ThinkEquity - Analyst
Tim Klasell
Thomas Weisel - Analyst
Nathan Schneiderman
Roth Capital Partners - Analyst
Jeff Van Rhee
Craig-Hallum - Analyst
Derrick Wood
Wedbush Securities - Analyst
Mark Chappell
Benchmark Company - Analyst
P R E S E N T A T I O N
Operator
Good morning. My name is Mandy, and I will be your conference operator today. At this time I would like to welcome everyone to the fourth quarter and full year 2009 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (Operator Instructions)
Thank you. Ms. Kim Maxwell, Director of Investor Relations, you may begin.

Kim Maxwell - Art Technology Group - Director, IR
Good morning, everyone, and thank you for joining ATG’s investor’s conference call to discuss our fourth quarter 2009 financial results. Speaking today will be Bob Burke, ATG’s President and CEO, and Julie Bradley, ATG’s Chief Financial Officer.
This call will discuss information about ATG’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those discussed in our annual and quarterly reports on file with the Securities & Exchange Commission. Our SEC filings can be accessed free of charge from the investor section of our website at www.ATG.com. In addition, any forward-looking statements represent our views only as of today, February 1st, 2010. These statements should not be relied upon as representing our views as of any subsequent date.

While we may elect to update our forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. During this call we will refer to non-GAAP financial measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is available in our financial results press release which was issued this morning. A copy of this release can be accessed in the investor section of our website.
Now, let me turn the call over to Bob.

Bob Burke - Art Technology Group - President & CEO
Thanks, Kim. Good morning, everyone, and thanks for joining us. I will start off today’s call with a review of our fourth quarter and full year 2009 results and business highlights. Then I will talk a little bit about our recent acquisition of InstantService as well as this morning’s announcement of our equity offering. Then I’ll hand the call to Julie for a financial discussion and outlook for 2010.
Once again, ATG outperformed this past quarter capping off a record year of revenue and profit for the Company. Our ability to achieve these impressive results amidst the difficult economy is a testament to the positive trends in e-commerce, ATG’s leadership position and our ability to execute as an organization. In Q4, 14 new companies chose ATG Commerce. Among the new and existing customers were Canal Plus, Fifth Third Bank, Gordon Foods, Kaiser Permanente, Medwest Vaco, TimeWarner and Woolworths. We won a diverse set of deals across our target industries for commerce including retail, telco, consumer products, and media and entertainment.
Starting with retail, we expanded our relationship with existing customers like DSW and won new customers such as Sur La Table and Backcountry.com. Sur La Table’s decision to replace a smaller SAS e-commerce player with ATG was driven by its growth plans. Currently they have multiple technologies running the commerce site, the gift registry and culinary site. Sur La Table selected ATG for our cross channel capabilities as well as our scalability and merchandising functionality. Once live this site will also be managed by ATG’s on demand team. Backcountry.com, a Liberty Media Company and premier online retailer of outdoor gear, purchased our platform to power their innovative multi-brand e-commerce initiatives, replacing their internally developed software solution. This fast growing outdoor gear retailer will manage highly personalized, interactive experiences for their 11 different websites using ATG commerce.
Taking a look at the telco sector, Vodafone and Sprint significantly expanded their relationship with ATG and TELUS signed on as a new customer during the quarter. TELUS is the second largest telco in Canada and selected our platform to manage the increased complexity in their business. They require a robust scalable platform to manage and maintain multiple offerings to a large group of consumers with differing needs. Our personalization and merchandising applications were key to this win.
Our optimization services team had continued success in adding new enterprise customers with higher recurring revenue. Farmers Insurance Group, Live Nation and Priceline are just a few of the new customers signed during the quarter. We also saw increased momentum in our cross-selling efforts. Auto Zone, Direct Wine, Hutchinson and Musician’s Friend are a select few of our commerce accounts that added ATG optimization services.
Earlier this month we announced our acquisition of InstantService, a privately held Seattle based company. InstantService is a leading SaaS provider of chat solutions for more than 300 customers including Charter Communications, Dish Network, McAfee, REI and United Airlines. Their chat solution has the scalability to meet the demanding needs of customers such as Intuit and H&R Block during the tax season. In addition, they also have a robust email response management and a mobile chat solution that further strengthen ATG’s position in the live help market. Our vision for the optimization services business over the next several years is to continue to add SaaS solutions that can optimized cross channel commerce and service. These solutions will be incorporated into a single business console to deliver measurable actionable results and analytics. We plan to acquire, partner and build out these solutions which will augment our commerce platform and current portfolio of live help, lead tracking tracking and automated merchandising capabilities.

I would like to talk for a moment about the registration statement we filed earlier this morning to offer 25 million shares of common stock to the public market. ATG has not raised capital since our IPO in 1999. To date we have supported our growth through cash flow from operations and two accretive stock acquisitions. Our future plans are to accelerate growth through market leading product development, geographic expansion, and strategic acquisitions. In order to achieve these aggressive goals we need access to capital allowing us to be nimble and opportunistic in a rapidly expanding global e-commerce market.
Before I turn the call over to Julie, I would like to comment on what we’re seeing in the market. Given that 2009 was another year of growth amidst a challenging economy speaks to the strength of our sector. Coming off a successful holiday season in which web sales increased 15% in the US, the online channel remains a strategic focus in the area of investment at organizations across our target industries. In fact, Forrester Research recently reported that 49% of the retailers they surveyed selected e-commerce platforms as their number one priority for technology investment in the coming year.
Companies are also facing increased complexity in dealing with consumers and need to effectively leverage all channels including the web, in store, call centers, and kiosks to ensure a consistent experience and ultimately higher sales. Opportunities for cross channel commerce continue to increase with the on set of additional handheld devices including new and Android-based phones and the Apple iPad. Companies will need to implement a unified cross channel selling solution to meet evolving consumer demands. We believe the investments we’ve made in our cross channel capabilities, most recently in mobile and social commerce, give us a significant competitive advantage in the market. These market dynamics, coupled with our strong pipeline and sales activity, give us confidence that 2010 and beyond will be periods of continued impressive growth for ATG.
Now I will turn the call over to Julie.

Julie Bradley - Art Technology Group - CFO
Thanks, Bob. As Bob just highlighted ATG had a very strong finish to a record year.
Q4 revenue grew 9% year-over-year to $49.7 million, and above our guidance range of $45 million to $48 million. For the full year revenue increased 9% to $179.4 million. Geographically fourth quarter international revenue accounted for approximately 31% of total revenue in line with the year ago quarter. In Q4, product licensed bookings defined as the sale of perpetual licenses grew 8% to $17.5 million and at the high-end of our guidance range. For the full year product licensed bookings were $56.9 million, an 8% increase over 2008. This past quarter 29% or $5.1 million of product license bookings were deferred and will be recognized ratably. For the full year we deferred 38% or $21.4 million of product license bookings. Licensed average sales price or ASP was $500,000 compared to $474,000 in the third quarter and $769,000 in Q4 of 2008. We had three seven figure license deals and no customers that were in excess of 10% of quarterly revenue.
In Q4, recurring service revenue which includes support and maintenance and on demand recurring services grew 12% year-over-year to $26.5 million and came in above our guidance range of $25 million to $26 million. For the full year, recurring services revenue grew 8% over 2008 to $98.5 million. In Q4, our support and maintenance business increased 12% year-over-year to $13.1 million. For the full year, support and maintenance grew 7% to $48.9 million. Renewal rates in our support and maintenance business were greater than 90% for Q4 and full year 2009. Our on demand recurring services revenue, which includes ATG commerce on demand and our optimization services, grew 11% year-over-year to $13.4 million. For the full year on demand recurring services increased 9% to $49.5 million. Recurring services gross margin was 63% for the fourth quarter, compared to 64% in the year ago quarter. Recurring services gross margin was 63% for full year, in line with 2008.
Professional and educational services revenue for the quarter was $6.2 million and within our guidance range of $6 million to $7 million. For the full year, professional and educational services revenue came in at $26.5 million, in line with 2008 revenue as we have continued to leverage our partner ecosystem. The professional and educational services gross margin was 11% for the fourth quarter. This was below our guidance of approximately 15% due to lower utilization rates caused by our customers locking down their sites earlier than anticipated. Professional and educational services gross margin was 16% for the full year compared to 2% in 2008. In 2009 we made significant progress on improving our professional and educational services gross margin through improved utilization rates, lower contractor expense, and the investments that we’ve made and continue to make in our partner network.
GAAP gross margin was 68% for the fourth quarter, up from 67% in the year ago quarter and above our previously stated guidance range of mid-60s. GAAP gross margin was 66% for the full year up from 62% in 2008. Operating expenses for the fourth quarter were $27.6 million and above our guidance range of $26 million to $27 million. Opex for the quarter came in above our guidance range due to several factors including transaction costs related to the InstantService acquisition and higher variable compensation related to a strong license bookings quarter. For the full year operating expenses increased just 3% year-over-year. We are extremely pleased with our ability to contain costs over the last year. Through these efforts we were able to achieve 9% revenue growth with expanding gross margins and essentially flat operating expenses. In addition, we were still able to continue to add 43 employees to key positions in the Company. Our ending head count this past quarter was 545 employees, up from 537 employees at September 30th.
GAAP net income was $5.2 million or $0.04 per diluted share and above our guidance range of $3 million to $5 million. For the full year GAAP net income was $16.8 million or more than three times our GAAP net income in 2008. Non-GAAP net income was $8.2 million or $0.06 per diluted share and above our guidance range of $6 million to $8 million. For the full year non-GAAP net income increased 57% to $27.5 million compared to 2008. Capital expenditures or Capex for the fourth quarter was $660,000 or 1% of revenue. Capex for the full year was $5.3 million or 3% of revenue.
Looking at the balance sheet, our balance of cash, cash equivalents, and marketable securities at December 31st was $85.5 million, a 9% increase over $78.1 million on September 30th and a 39% increase over $61.4 million on December 31, 2008. Days sales outstanding or DSOs were 75 days, up from 70 days in a year ago quarter. The percentage of accounts receivable that are less than 60 days old at December 30th was 97% and significantly better than our target range of 85% to 90%. Cash flow from operations was $7.2 million and above our guidance range of $4 million to $6 million. For the full year cash flow from operations came in at $30.2 million.
Now I would like to spend a few minutes talking about our outlook and financial guidance. Our pipeline for future e-commerce sales is at an all time high in regards to both quantity and quality. We have seen a marked increase in lead generation activities such as white paper downloads, attendance at our recent customer event, and in inbound requests for product information. All of this gives us confidence in continued growth and profitability for 2010. Last year in the middle of economic uncertainty we made the decision to offer only quarterly guidance. Based on our confidence in the business and the fact that over two-thirds of our revenue is either recurring or ratable, providing good visibility, we have decided to provide annual guidance in addition to more detailed quarterly guidance.
Our guidance for the full year 2010 is as follows. Product license bookings are expected to increase 5% to 10% from 2009. Revenue is expected to be in the range of $197 million to $203 million, a 10% to 13% increase over 2009. This guidance includes approximately $5 million to $6 million of recurring revenue from our acquisition of InstantService net of a deferred revenue purchased accounting adjustment. It also assumes the funding associated with the CleverSet government business expires as originally planned. The revenue from this business was approximately $3 million in 2009.
Taking into account these two adjustments, our anticipated organic growth rate is 9% to 12%. GAAP net income is expected to be in the range of $14 million to $17 million not including any impact from potentially releasing our deferred tax asset valuation allowance. There is a possibility that we will release our valuation allowance in the second half of 2010. We are still in the process of sizing the impact of the release and concluding on whether it would be a full release or a partial release. When and if this occurs, it will be a one-time non-cash event. It will not impact our cash tax rate. Our current cash tax rate is approximately 11% of pre-tax GAAP net income. We are currently paying taxes in certain foreign jurisdictions where our net operating losses have been depleted and AMT in the US. We estimate that our cash tax rate will remain in this range for the next several years.

Stock-based compensation will be approximately $13 million and amortization of acquired intangibles will be approximately $4.3 million. Allocation of these items will be consistent with historical trends. Non-GAAP net income is expected to be in the range of $32 million to $35 million or $0.23 to $0.26 per diluted share based on current shares outstanding. Assuming our equity offering we announced this morning closes, non-GAAP EPS is expected to be in the range of $0.20 to $0.22 per diluted share. Cash flow from operations is expected to be in the range of $37 million to $41 million. Capital expenditures or CapEx, is expected to be 5% or less of revenue.
Taking a closer look at the first quarter, we expect product license bookings to increase 5% to 10% over the first quarter of 2009. We are forecasting that approximately 30% of our product license bookings will be deferred and recognized ratably and approximately $4 million to $4.5 million will be recognized from previously deferred licensed revenue. Recurring services revenue is expected to be in the range of $25.5 million to $26 million. This guidance includes $500,000 of revenue from our acquisition of InstantService, net of the deferred revenue purchase accounting adjustment. This adjustment is most significant in the initial quarter following an acquisition and decreases in size in subsequent quarters. We expect GAAP gross margins for recurring services in the low 60s.
Professional and educational services revenue is expected to be in the range of $4.5 million to $5 million with GAAP gross margins of approximately 5%. Our professional services team recently won a couple of long-term fixed price engagements. This results in revenue and direct cost deferrals. We estimate the impact for Q1 to be approximately $1.5 million in revenue and approximately 10 percentage points of gross margin. Total revenue is expected to be in the range of $43 million to $45 million and total GAAP gross margin percentage to be in the mid-60s. We expect operating expenses will be approximately $27 million to $28 million. Sales and marketing and G&A expenses as a percent of revenue will be consistent with 2009 levels.
However, we have decided to accelerate our research and development activities this year. Cross channel commerce is taking hold and we are accelerating our leadership. The result is that we expect R&D expenses will be 18% to 20% of revenue as compared to 16% to 18% in 2009. GAAP net income is expected to be in the range of $1 million to $3 million. Stock-based compensation will be approximately $2.5 million and amortization of acquired intangibles will be approximately $1.1 million. In the first quarter we expect to take a facility related restructuring charge of approximately $500,000 related to the acquisition of InstantService. Non-GAAP net income is expected to be in the range of $5 million to $7 million or $0.04 to $0.06 per diluted share based on our current shares outstanding. Assuming our equity offering closes, non-GAAP EPS is expected to be in the range of $0.03 to $0.05 per diluted share. Cash flow from operations is expected to be $8 million to $10 million.
I would like to remind everyone that this guidance is based on our projections as of today, February 1, 2010. We do not undertake any obligation to update these estimates after today’s call. With that, Bob and I would like to open the call to your questions.

Q U E S T I O N S   A N D   A N S W E R S
Operator
(Operator Instructions) Your first question is from the line of Shyam Patil with Raymond James.

Shyam Patil - Raymond James - Analyst
Hi, good morning guys, congrats on the quarter and the outlook. Several questions on my end. The first question, could you guys talk a little bit about the fixed price professional services contracts and how we should think about the margins for that segment trending throughout the year?

Julie Bradley - Art Technology Group - CFO
Sure, Shyam. This past quarter we did sign a couple of fixed price contracts that pull in a lot of related services as well as licensed bookings with them. The accounting for that does cause a deferral in both revenue and direct costs. So as we said in our prepared remarks the impact to Q1 is about $1.5 million in revenue and 10 percentage points on the gross margin. Now as the contracts lapse we start to recognize the revenues which gives us confidence that for the full year we would expect gross margins more in line with 2009 results as we’re able to recognizing that revenue and have already taking some of the expenses in the first quarter.

Shyam Patil - Raymond James - Analyst
Okay. Bob, can you talk a little bit about how you see the market opportunity for ATG — in particular if you could perhaps size the opportunity and also talk about how you view your key differentiators?

Bob Burke - Art Technology Group - President & CEO
Sure. So as part of the strategic planning process this last year we did a lot of work in terms of market sizing. I think as we talked before this is one of the things that a lot of the industry analysts don’t necessarily separate out exactly, so we did a very much bottoms up process. We looked at accounts that we thought were our customers that we thought were big enough in terms of annual revenues in our target industries. And we came up with a number of about $3.6 billion overall just for ATG, so had a lot of assumptions around their size what, target industry they were in.
To give you an idea of a little of that breakdown, EMEA has a lot of opportunity. If you look at it, it is about $1.8 billion just in the non-telco sectors. North America has about $1 billion for us. In the rest of the world we thought the retailers would need to be bigger to be able to make use of our products and services so there we only looked at retailers, for example, that were over $1 billion in size. With that there’s still a fairly significant market opportunity about $400 million. And then there is global telcos of over $1 billion in size and there is about $400 million of opportunity there, so for ATG alone if you take average selling prices of what we sell our commerce solutions for, our optimization services for, comes out to $3.6 billion. If you look at us plus our partner opportunities for the whole ecosystem it is probably well over $10 billion.
That gives you an idea in terms of market sizing. I think it is interesting in terms of the overall market which I think you touched on and our differentiators. One of the things we’re seeing besides some of the trends we have talked about in the past about people re-platforming for transaction volumes or total cost of ownership reasons, I think what we have seen in 2009 is a lot more people looking at using what was considered to be a web platform as something that can drive a lot more. So whether it is mobile operations, whether it is kiosks in the stores, in some cases even the point of sale systems in stores, we’re seeing a lot of people really thinking differently about using our solution as a cross channel platform.
And also I think the other big driver for that is people are really trying to figure out how to merchandise and market their offerings a lot better. We certainly seen that in telco with people wanting to offer promotions and different service offerings, different devices, and if you look at really what ATG does, it is a great selling machine basically for those kinds of purposes. In terms of some of our differentiators, it is not only that cross channel capability that we have, but also the breadth of our offerings including, for example, our customer service applications. If you’re a telco like an AT&T or Vodafone, and you want to be able to have commerce tied into customer service, we really have the best technology offering out there.

Shyam Patil - Raymond James - Analyst
Thanks. That was helpful. I have a few more here. Julie, there were a couple of compensation related 8-K’s filed this morning, I believe. Can you just provide a little bit more color and context around those?

Julie Bradley - Art Technology Group - CFO
Sure. We filed two 8-Ks. They were both related to the offering for the additional shares we announced this morning. One of the 8-K’s is more of a technical 8-K and incorporates by reference our historical management compensation into all of the offering filings.
The second one — in conjunction with the offering the executive team and the board all entered into 90 day lock up agreements. And the 8-K that — this particular one is an agreement that the executive team entered into agreeing to postpone our normal equity vesting that was supposed to occur during the lock up period. We’re going to defer that until after the lock up period expires.

Shyam Patil - Raymond James - Analyst
On the housekeeping side, are you still breaking out the eStara net adds?

Julie Bradley - Art Technology Group - CFO
Yes, we’re breaking out the optimization services so they include both the historical click to call, click to chat, and automated recommendations. So on a net basis we were flat this past quarter as we continued to selectively churn some of our smaller customers while adding larger accounts with higher potential reoccurring revenue. We’ve said in the past on a dollar basis it is not material to our revenue. So what we have concluded at the end of 2009 is the net customer count hasn’t been indicative of the overall health of the business. For example, the customers we added in 2009 have a much greater annualized monthly recurring revenue than the customers we lost. So we have decided to — we will be introducing some new metrics for 2010 which not only address customer adds, also calls out expected churn rates and of course we’re going to — this metric will also cover the new InstantService customer base.

Shyam Patil - Raymond James - Analyst

Great. Thank you, guys.

Julie Bradley - Art Technology Group - CFO
Thank you.

Operator
Your next question is from the line of Michael Huang with ThinkEquity.

Michael Huang - ThinkEquity - Analyst
Thank you very much. Good morning, guys.

Bob Burke - Art Technology Group - President & CEO
How are you doing, Michael.

Michael Huang - ThinkEquity - Analyst
Good. A couple questions for you. It was nice to see the strong bookings performance with three large deals versus I think you had six last year. Could you or would you attribute the strength in bookings to an improved demand environment or is this largely a function of sales execution or perhaps you’re getting more leverage from partner contribution and then maybe just at the highest level how does the large deal pipeline look heading into 2010?

Bob Burke - Art Technology Group - President & CEO
To answer that first, we do as Julie indicated have a very, very solid pipeline. It is the biggest yet and certainly the best yet entering this year. I think of those factors that you mentioned, Michael, all of them contributed I think to our good results in Q4. We saw a lot of positive things.
If you look at it I was particularly pleased by the fact we got 14 new names for our commerce applications and platforms in the quarter. It was very distributed in terms of the industries, the geographies. So I thought overall it was a lot of good positive trends and certainly our partners had something to do with that. Certainly our sales organization that we have built over the years I think certainly had a key role in that. Just a lot of very positive things in the quarter.

Michael Huang - ThinkEquity - Analyst
With respect to InstantService and some of the improved chat and email capabilities that you’ve got there, how does this impact the way that you sell optimization services or what you lead with and is there any different messaging or different areas of focus given I think that InstantService probably has more strength around customer service as opposed to conversion or commerce related type optimization?

Bob Burke - Art Technology Group - President & CEO
I think with InstantService, the very positive thing that they bring to it — first of all, they have been in the chat market for well over a decade so they have a lot more experience. Our experience dates to when we got eStara and they had just announced their chat offering before we acquired them back in ‘06. They certainly have been at it a lot longer. They certainly have a great solution. As you indicated, they had a real selling proposition and understanding of selling it in the big call center and service environment so that’s definitely an add into our go to market capabilities. And then of course, besides a chat solution they have a mobile chat solution and email response management that rounds off our offering in a very nice way. We’re very pleased with what they bring to the table.

Michael Huang - ThinkEquity - Analyst
Sales guys, have they ramped up yet on InstantService?

Bob Burke - Art Technology Group - President & CEO
We just had our sales kick off. One of the reasons we were very focused on getting the InstantService acquisition done is we wanted to make sure that we had that transaction completed if at all possible before our sales kick off so we could not only include their folks, but make sure our folks were ramped up on it and able to pull that off and I think it was a very beneficial set of sessions for both parties.

Michael Huang - ThinkEquity - Analyst
Last question for you — can you talk about the partner ecosystem across regions — we have heard of some accelerating trends in EMEA. What is driving that and what are you seeing in the US? Thanks very much.

Bob Burke - Art Technology Group - President & CEO
We’re definitely seeing across the board I think more and more people as they see the demand slacken in some of the other areas of IT spending, and they see commerce spending going up — that naturally aligns with what our go to market messaging is, so we’re not only seeing new partnering being added but partners that are willing to and wanting to deepen their relationship and increase investments in e-commerce and ATG, so I think we’ll see a lot more of this, and it is only natural just because our customers are investing in these kinds of solutions.

Michael Huang - ThinkEquity - Analyst
Great. Thanks very much.

Bob Burke - Art Technology Group - President & CEO
Thank you.

Operator
Our next question is from Tim Klasell with Thomas Weisel.

Tim Klasell - Thomas Weisel - Analyst
Good morning, everybody. A quick question on a lot of your sales around re-platforming and as we see e-commerce take off, have you changed your view at all about how often companies may consider re-platforming their e-commerce solution?

Bob Burke - Art Technology Group - President & CEO
Good question. I think it is going to pick up in terms of frequency a bit. I think one other trend on the re-platforming of it may be a bigger driver is people extending their solutions in the new brands in geographies and additional sites. If you look at Backcountry.com, for example, that we won this last quarter, they have 11 different brands and 11 different sites they focus on, so if you’re a mountain biker, they have a site for you, for example. I think you will see not only people like that have a variety of brands but some of the big international retailer as they go into new geographies and open up new online brands or banners as some of them call it I think you will see a lot more platforming activity as we go into the coming years.

Tim Klasell - Thomas Weisel - Analyst
Great. And follow onto that, you mentioned spending more on R&D development for the cross channel opportunity. Is it anything specific there as far as new offerings you want to bring to market or is it accelerating the offerings you have already got in the pipeline?

Bob Burke - Art Technology Group - President & CEO
Some of it is accelerating things we have been working on. We have a long-term vision and having that vision requires a multi-year focus that we are accelerating, so there is some elements of it in that. We are also coming up with some new offerings. You’ve seen that last year when we came up with our apple iPhone framework. We’re coming up with for example Android-based frameworking. We think the tablet market is not only a great market in and of itself potentially and people can argue where they think the iPad will land, but the fact that all of these different devices with a lot cheaper display type capabilities can be used also as kiosks or other devices that a sales associate for example might be using in the store, we think just gives a tremendous opportunity. So we want to make sure that things like our merchandising applications, for example, can handle those variety of those things so when somebody looks at ATG, they don’t just think of it as an online or web-based experience, think of it as a unified platform across all of those channels.

Tim Klasell - Thomas Weisel - Analyst
One final housekeeping question. With the InstantService customers how much overlap was there with the existing ATG customer base?

Bob Burke - Art Technology Group - President & CEO
There was very few. I think only roughly 15 customers that were overlapped.

Tim Klasell - Thomas Weisel - Analyst
Okay, a lot of upsell and cross-sell [inaudible].

Bob Burke - Art Technology Group - President & CEO
Yes.

Julie Bradley - Art Technology Group - CFO
Lots of opportunity.

Tim Klasell - Thomas Weisel - Analyst
Thank you very much.

Bob Burke - Art Technology Group - President & CEO
Thank you.

Operator
Our next question is from the line of Nathan Schneiderman with Roth Capital Partners.

Nathan Schneiderman - Roth Capital Partners - Analyst
Hi. Thanks very much for taking my question. First question for you on InstantService, what’s the magnitude of the deferred write down you’re estimating.

Julie Bradley - Art Technology Group - CFO
We’re not breaking out InstantServices financials. We said that inclusion that of the deferral got us to $5 million to $6 million of revenue contribution for the year. They have two buckets. They were deferred revenue. One was the set up fees, and the second one was prepayment for future usage. And the way that you account for that is the company that acquires those revenue streams is only able to recognize cost of performance. So as you can imagine especially with the set up fees already delivered our ability to recognize it was fairly small.

Nathan Schneiderman - Roth Capital Partners - Analyst
Got it. Were they mostly charging on a monthly or quarterly basis, then so you didn’t have a lot of up front?

Julie Bradley - Art Technology Group - CFO
They had a pretty good mix, and some of it was — where the biggest deferred revenue write offs were with customers that paid one year in advance.

Nathan Schneiderman - Roth Capital Partners - Analyst
Okay. And then —

Julie Bradley - Art Technology Group - CFO
That will have the biggest impact in the first couple of quarters, and then we should be through most of it by the end of the year.

Nathan Schneiderman - Roth Capital Partners - Analyst
Got it. And on the — just to clarify, on the money raise, is it safe to say other than the InstantService acquisition with this additional money you would expect to make at least one other acquisition during 2010?

Bob Burke - Art Technology Group - President & CEO
Obviously we’re raising this for general corporate purposes, but obviously as we look out we have made four acquisitions in six years. We would like to pick the pace of that up. We think there is a great market opportunity right now. We think there is a lot of opportunities in e-commerce. We definitely see the pace of that picking up.

Nathan Schneiderman - Roth Capital Partners - Analyst
Do you have a new view — with this additional money do you have a new view on what your minimum desired cash level would be on the balance sheet?

Bob Burke - Art Technology Group - President & CEO
Well, basically if you look at our cash position, we enjoyed over $85 million as we closed the quarter last quarter. Obviously used $17 million of that for InstantService. We aren’t necessarily locked into a cash position. We on the other hand go up against people like IBM on a regular basis. People do look on our cash balance and expect to us have some amount. So if you think about that — that is obviously — limits the amount that we have on hand to go out and make acquisitions, and obviously from time to time being able to have a different mix of cash is helpful for making the acquisition happen and also obviously the size of that acquisition. As we go forward we’re thinking of leveraging our funds in both ways.

Nathan Schneiderman - Roth Capital Partners - Analyst
Got it. Final question for you just on the jump in DSOs to the 75, do you feel like that’s a reflection of linearity in the quarter more back end loaded quarter? Is there another dynamic going on? Thanks very much.

Julie Bradley - Art Technology Group - CFO
If you — just for the comparison standpoint in Q4 2008 you might remember we had a front end loaded bookings quarter, shortly after the meltdown in mid-September, we had deals that closed in early October and of course we were able to collect on those. We returned to more normal linearity this past quarter, so a smaller percentage of deals that closed in the quarter were actually paid within the quarter. From an overall quality of AR, though, we focus on a percent of AR that’s under 60 days, and I think we hit a new record this year of 97% so that left us with just a little bit over $1 million that was aged past 60.

Operator
Our next question is from the line of Jeff Van Rhee with Craig-Hallum.

Bob Burke - Art Technology Group - President & CEO
Hey, Jeff.

Jeff Van Rhee - Craig-Hallum - Analyst
Hi, guys. Several questions, maybe a couple for you Bob to start with. That new customer number was fantastic as you commented to the increased activity levels, white papers, inbound calls, et cetera. Can you expand on that and give us more color and maybe even some quantification to get a sense of the magnitude of the increase in activity levels?

Bob Burke - Art Technology Group - President & CEO
I can tell you — I don’t know if I have I numbers necessarily to give you but as Julie indicated by the way we are seeing higher activity in terms of just lead gen activities. We also by the way — this last couple quarters we had record attendance at, for example, our Insight event even though it was a nonphysical event and some people were concerned about that. We had great attendance there. I will tell you the activity level in terms of working on deals, negotiating deals, was at an all time high in the fourth quarter, so if you look at it we see a lot of positive things going on in terms of people looking at e-commerce solutions in a little different way. Clearly the numbers helped. If you look at online sales compared to obviously off line sales, that was still the ray of sunshine for the fourth quarter, so it was very clearly a very busy time, so if you had been to Cambridge, it would have been very, very evident.

Jeff Van Rhee - Craig-Hallum - Analyst
Okay. Fair enough, and along the lines of the CleverSet business you mentioned that in the forward guidance there was some CleverSet business I believe that was not recurring. Can you expand on that briefly?

Bob Burke - Art Technology Group - President & CEO
Sure. When we acquired CleverSet, the majority of the funding for their operations had been through government contracts, so they were doing projects for the government and there’s a few of them that extended up until most recently. And we called it out a couple times that we were not — we do not have any business development activities to continue, that they weren’t core to us. We did get more funding on them than we had anticipated in 2009, but those contracts have expired or will be very shortly, and we don’t expect any renewals there. The impact of that was about $3 million in 2009 that will be discontinued for 2010.

Jeff Van Rhee - Craig-Hallum - Analyst
Okay. Great. That’s helpful. Just several housekeeping items for you, Julie. One on the direct sales head count. Can you comment where you ended and net adds and then also for the FY 2010, what percent of the licensed bookings are you expecting to go ratable?

Julie Bradley - Art Technology Group - CFO
Sure. Let me do the head count, the sales reps first, so we ended the year with 68 quota carrying reps which was flat with the year ago quarter. Typically we have employees that are planning on leaving, do so before the holidays and we bring on new employees right after the holidays so always have a little bit of discrepancy. And we do try to get the new sales reps on in time for them to participate in our sales kick off, so in the first couple of weeks of January we added 11 new reps which would bring the total to 77, and then with the InstantService acquisition we inherited an additional six reps, so our total should be about 85 reps.

Jeff Van Rhee - Craig-Hallum - Analyst
All right. The bookings deferrals?

Julie Bradley - Art Technology Group - CFO
We believe that we’re going to be around that 30% range that we saw this past quarter. When we first launched our business model change from a practical standpoint we had — planning to have more of our commerce sales sold at the same time as our optimization sales, and what we’re finding in practice is that it is customers prefer to bring their new commerce site up and then come in afterwards and purchase our optimization services as they’re getting ready to launch that site. I wouldn’t read into it that we don’t have succeeding on cross-sells, for example. This past quarter we had Auto Zone, Direct Wine, Hutchinson, all great cross-sells that were sold into the installed base once those new sites came live.

Jeff Van Rhee - Craig-Hallum - Analyst
Okay. Last one on the cash flow guidance, just process wise how do you approach cash flow in terms of your assumptions around working capital?

Julie Bradley - Art Technology Group - CFO
We assume working capital neutral, and also FX neutral. Of course we all work hard to exceed those assumptions, but in our guidance assumes neutral working capital cash flow.

Jeff Van Rhee - Craig-Hallum - Analyst
Okay. Excellent. Real nice quarter. Thanks.

Bob Burke - Art Technology Group - President & CEO
Thanks.

Operator
Our next question is from Derrick Wood with Wedbush Securities.

Derrick Wood - Wedbush Securities - Analyst
In terms of the number of new customers — 14 new customers — was that total new commerce or did that include on demand commerce as well?

Bob Burke - Art Technology Group - President & CEO
That was including on demand, so both on demand and licensed customers.

Derrick Wood - Wedbush Securities - Analyst
With you break out —

Bob Burke - Art Technology Group - President & CEO
Doesn’t include optimization services.

Derrick Wood - Wedbush Securities - Analyst
Doesn’t include optimization. Can you break out just core licensed commerce customer count was?

Bob Burke - Art Technology Group - President & CEO
No, that’s included in that, that’s basically all the people that bought commerce customers. We don’t break that out.

Derrick Wood - Wedbush Securities - Analyst
In terms of fiscal year 2010 guidance, can you give us some color on professional services margins, where you expect that to be and I am sure I can break this out but if you wanted to throw out what your operating margin assumption is as well.

Julie Bradley - Art Technology Group - CFO
Sure. So professional services gross margins are going to be negatively impacted in the beginning of the year because of the couple of fixed price contracts we mentioned, but for the full year we would — we expect it back up into that mid to high teens we saw for 2009.

Derrick Wood - Wedbush Securities - Analyst
And on total operating margin side?

Julie Bradley - Art Technology Group - CFO
On the total operating margin this past year we were — they were just given out on a GAAP basis so in the 10% range and due to the additional investments that we’re making in R&D and with the InstantService acquisition we should be aligned with the 2009 results.

Derrick Wood - Wedbush Securities - Analyst
Okay. That’s helpful. Thanks. Then in terms of the areas you would be looking to make acquisitions in, do you care to talk about that? Is there some — looks like there is greater interest in cross channel investments? Do you have some areas that you think you need to augment technology investment in through acquisitions?

Bob Burke - Art Technology Group - President & CEO
Let me talk about that a little bit. I think if we look out there, we see opportunities over time on both the optimization services and the commerce platform area. Obviously there is definitely some acquisitions that would cross both of those areas. If you think about the optimization services arena, especially since Omniture was acquired by Adobe, there is not a lot of large distinct optimization services companies out there that can do the things that we can do or can consolidate things, so we over time have been building out capabilities that we can plug in additional optimization services offerings.
If you look at what we have today, it is in some very key areas like life, health, and automated recommendations or automated merchandising. There’s a lot of other things around customer analytics and other related things that people would want, whether it is marketing or merchandising services to add to our offerings. If you look at some of the things would help potentially both the platform and/or on demand certainly we think there are some interesting areas in some of the following areas like cross channel commerce including mobile, things with loyalty management. So I think there is a lot of different area that is we can add in. We have been building out this platform both on the commerce suite side in terms of the platform and applications and also on the suite side in terms of optimization services, so we can have a common business user console concept and also common reporting capabilities.

Derrick Wood - Wedbush Securities - Analyst
Last question, Bob. You talked about the market opportunity and really talked about EMEA being fairly sizable market still. And you guys have certainly seen good growth out of that region in 2009. Do you expect this area to be tilted towards higher growth than North America as you look forward or do you see it pretty balanced?

Bob Burke - Art Technology Group - President & CEO
I think it will be balanced. We are making some careful investments in Europe, for example we have started expanding back into the — like Germany, for example, certainly our telco initiatives while we’ve got lots of good customers in North America, obviously most of the market opportunity is in Europe or Asia Pacific, so I think it is going to be balanced but we do see a lot of opportunities in Europe. We’re trying to make sure we balance our investments with what our growth is there.

Derrick Wood - Wedbush Securities - Analyst
Thank you.

Bob Burke - Art Technology Group - President & CEO
Thank you.

Operator
Our next question is from the line of Mark Chappell with Benchmark Company.

Mark Chappell - Benchmark Company - Analyst
What were the year-over-year revenue growth rates that you’re expecting for InstantService next year?

Julie Bradley - Art Technology Group - CFO
We will be integrating that fully into our optimization services and our — believe that it will contribute to the overall growth rate but we’re not breaking that out.

Mark Chappell - Benchmark Company - Analyst
And with respect to the $26.5 million in recurring services this quarter, was the on demand e-commerce component, was that material this quarter?

Julie Bradley - Art Technology Group - CFO
There is a lot of cross-selling solutions between ATG, commerce on demand and optimization services which is the reason we lump it into on demand recurring services. You will notice — we filed our 10-K this morning, but it also called out that we had one customer that migrated — that we were hosting that customer. They have a — purchased a license, were on support maintenance and elected to migrate their site to an on premise ATG solution which is something that we have a competitive advantage there that we offer solutions on a Saa S spaces, managed hosting and the ability to take on premise.
For accounting purposes, though, this customer was with us as they were getting their internal employees set to take it in-house for about two years. And for accounting purposes we recognize all revenue associated with our managed host e-customers over a four-year period, so when this customer made the election to move their site on premise we accelerated the remaining deferred revenue which was on the balance sheet into the fourth quarter. So that was — I think that made it look like it was seasonally that something would be one time and nonrecurring, and several hundred thousand dollars associated with that.

Mark Chappell - Benchmark Company - Analyst
Finally, Julie, foreign exchange impact on revenue in the quarter, do you have that?

Julie Bradley - Art Technology Group - CFO
The revenue on the year-over-year basis was about $0.5 million, and —

Mark Chappell - Benchmark Company - Analyst
That was positive?

Julie Bradley - Art Technology Group - CFO
Yes.

Mark Chappell - Benchmark Company - Analyst
Thank you.

Operator
At this time there are no further questions. Do you have any closing comments?

Bob Burke - Art Technology Group - President & CEO
Just want to say we appreciate everyone’s interest and joining us this morning and look forward to seeing a number of you on the road this week or in various conferences in the near term. We look forward to a great 2010 for ATG. Thanks.

Operator
Thank you for participating in today’s fourth quarter and full year 2009 financial results conference call. You may now disconnect.

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